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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 17, 2003

Dear Stockholders:

You are cordially invited to attend the 2003 annual meeting of stockholders on Thursday, April 17, 2003, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

•	Elect directors for the next year.

•	Consider and act upon a board proposal to approve a Texas Instruments 2003 Director Compensation Plan.

•	Consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003.

•	Consider and act upon such other matters, including one stockholder proposal, as may properly come before the meeting.

Stockholders of record at the close of business on February 18, 2003, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number, or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach

Senior Vice President,

Secretary and

General Counsel

Dallas, Texas

February 28, 2003

Telephone and Internet Voting	25

Multiple Stockholders Sharing the Same Address	25

Electronic Delivery of Proxy Materials	26

Exhibit A—Texas Instruments 2003 Director Compensation Plan	A-1

EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS

MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

PROXY STATEMENT

February 28, 2003

VOTING PROCEDURES

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 17, 2003. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about February 28, 2003.

If you come to the meeting, you can of course vote in person. But, if you don’t come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone or Internet voting instructions. If you execute and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees. Unless you withhold authority to vote for directors in your proxy, your shares will be voted for: JAMES R. ADAMS, DAVID L. BOREN, DANIEL A. CARP, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, WAYNE R. SANDERS and RUTH J. SIMMONS. James B. Busey IV, a highly valued director since 1992, has attained the age of 70 since his last election and is therefore ineligible under the company’s by-laws to stand for reelection in 2003. Mr. Busey is currently a member of the Board Organization and Nominating Committee and the Compensation Committee.

Nominees for Directorship

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

JAMES R. ADAMS Director
Chair, Audit Committee; member, Stockholder Relations and Public Policy Committee.

Chairman of the board of the company, 1996 to April 1998. Group president, SBC Communications Inc., 1992 until retirement in 1995; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92. Director, Inet Technologies, Inc. and Storage Technology Corp.

DAVID L. BOREN Director
Member, Board Organization and Nominating Committee and Compensation Committee.

President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation, ConocoPhillips and Torchmark Corporation; chairman, Oklahoma Foundation for Excellence.

DANIEL A. CARP Director
Chair, Board Organization and Nominating Committee; member, Stockholder Relations and Public Policy Committee.

Chairman of the board and chief executive officer of Eastman Kodak Company since 2000; president and chief operating officer since January 2002; director since 1997. President of Eastman Kodak, 1997-2001; executive vice president and assistant chief operating officer, 1995-97. Member, The Business Council and The Business Roundtable.

THOMAS J. ENGIBOUS Chairman, President and Chief Executive Officer

Chairman of the board since April 1998; president and chief executive officer of the company since 1996. Joined the company in 1976; elected executive vice president in 1993. Director, Catalyst and J.C. Penney Company, Inc.; member, The Business Council and The Business Roundtable; trustee, Southern Methodist University.

GERALD W. FRONTERHOUSE Director
Member, Audit Committee and Stockholder Relations and Public Policy Committee.
Investments. Chief executive officer of First RepublicBank Corporation, 1985-88. Chairman of the board and director, Hoblitzelle Foundation.

DAVID R. GOODE Director
Member, Audit Committee and Compensation Committee.

Chairman of the board and chief executive officer of Norfolk Southern Corporation since 1992; president since 1991. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Georgia-Pacific Corporation; member, The Business Council and The Business Roundtable.

WAYNE R. SANDERS Director
Chair, Compensation Committee; member, Board Organization and Nominating Committee.

Chairman of the board of Kimberly-Clark Corporation from 1992 until retirement in 2003; chief executive officer 1991-2002; director 1989-2003. Director, Adolph Coors Company, Coors Brewing Company; chairman, board of trustees, Marquette University.

RUTH J. SIMMONS Director
Chair, Stockholder Relations and Public Policy Committee; member, Audit Committee.

President of Brown University since 2001. President of Smith College, 1995-2001; vice provost of Princeton University, 1992-95; provost of Spelman College, 1990-91. Director, Pfizer, Inc. and The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations; trustee, Carnegie Corporation of New York.

Directors’ Ages, Service and Stock Ownership

The table below shows the directors’ ages and holdings of common stock of the company and the year each became a director.

Director	Age	Director Since	Common Stock Ownership at December 31, 2002*
James R. Adams	63	1989	633,835
David L. Boren	61	1995	48,880
James B. Busey IV	70	1992	69,597
Daniel A. Carp	54	1997	43,664
Thomas J. Engibous	50	1996	4,340,548
Gerald W. Fronterhouse	66	1986	79,089
David R. Goode	62	1996	48,632
Wayne R. Sanders	55	1997	50,200
Ruth J. Simmons	57	1999	23,000

*	Includes (a) shares that can be acquired within 60 days through the exercise of options by Mr. Adams, 611,000 shares; Mr. Boren, 26,000 shares; Mr. Busey, 35,000 shares; Mr. Carp, 35,000 shares; Mr. Engibous, 4,203,000 shares; Mr. Fronterhouse, 35,000 shares; Mr. Goode, 35,000 shares; Mr. Sanders, 35,000 shares; and Ms. Simmons, 15,000 shares, (b) shares credited to profit sharing stock accounts for Mr. Adams, 3,439 shares; and Mr. Engibous, 18,013 shares, and (c) shares subject to restricted stock unit awards for Mr. Adams, 18,512 shares; Mr. Boren, 22,880 shares; Mr. Busey, 22,880 shares; Mr. Carp, 8,664 shares; Mr. Engibous, 57,600 shares; Mr. Fronterhouse, 22,880 shares; Mr. Goode, 13,632 shares; Mr. Sanders, 9,600 shares; and Ms. Simmons, 8,000 shares. Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1% of the company’s common stock.

BOARD ORGANIZATION

Board and Committee Meetings

During 2002, the board held 10 meetings. The board has four standing committees described below. Overall attendance at board and committee meetings was approximately 98%.

Committees of the Board

Audit Committee.    The Audit Committee is generally responsible for:

•	Evaluating and recommending to the board the appointment and, where appropriate, replacement of the independent auditors of the company.

•	Reviewing relationships between the independent auditors and the company (in accordance with Independence Standards Board Standard No. 1), discussing with the auditors such relationships and their impact on the auditors’ independence, and recommending that the board take appropriate action to satisfy itself of the auditors’ independence.

•	Reviewing and recommending action by the board regarding the company’s annual reports to the Securities and Exchange Commission, including the audited financial statements to be included in such reports.

•	Discussing the company’s audited financial statements with management and the independent auditors, including a discussion with the independent auditors regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

•	Reviewing the company’s quarterly reports to the Securities and Exchange Commission, including a discussion of the interim financial statements with management and the independent auditors.

•	Monitoring the company’s news releases regarding annual and interim financial results by reviewing them before issuance, with the Committee acting as a whole or through its chair.

The Audit Committee met 6 times in 2002.

Board Organization and Nominating Committee.    The Board Organization and Nominating Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	Nominees for election as directors.

•	Structure, size and composition of the board.

•	Compensation of board members.

•	Organization and responsibilities of board committees.

•	Reviewing:

•	General responsibilities and functions of the board.

•	A desirable balance of expertise among board members.

•	Overall company organizational health, particularly succession plans for top management positions within the company.

The Board Organization and Nominating Committee met 6 times in 2002.

Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to Joseph F. Hubach, Secretary, Board Organization and Nominating Committee, Texas Instruments Incorporated, Post Office Box 660199, MS 8658, Dallas, Texas 75266-0199.

Compensation Committee.    The Compensation Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	Institution and termination of, revisions in, and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company or (ii) require or permit the issuance of the company’s stock.

•	Revisions in and actions under employee benefit plans that the board must approve.

•	Reservation of company stock for use as awards or grants under plans or as contributions or sales to any trustee of an employee benefit plan.

•	Purchase of company stock in connection with employee benefit plans.

•	Taking action as appropriate regarding:

•	Institution and termination of, revisions in, and actions under employee benefit plans that are not required to be approved by the board; administration of employee benefit plans; and the approval and execution of employee benefit plan documents, contracts with employee benefit plan providers and other third parties.

•	Changes in compensation of executive officers of the company.

The Compensation Committee met 9 times in 2002.

Stockholder Relations and Public Policy Committee.    The Stockholder Relations and Public Policy Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	Topics affecting the relationship between management and stockholders and public issues.

•	Responses to proposals submitted by stockholders.

•	Reviewing:

•	Contribution policies of the company and of the TI Foundation.

•	Revisions to TI’s code of ethics.

The Stockholder Relations and Public Policy Committee met 2 times in 2002.

Corporate Governance

The board has a long-standing commitment to good corporate governance. Information regarding the corporate governance policies of the board, and the full text of each committee charter, are available on the company’s investor relations web site.

DIRECTOR COMPENSATION

Cash Compensation

Directors who are not employees are paid each year:

•	A retainer of $55,000 ($40,000 for board service, $15,000 for all committee service).

•	$2,500 for attendance at the company’s strategic planning conference.

•	$2,500 for attendance at the company’s annual planning conference.

Compensation for other activities, like visits to TI facilities and attendance at certain company events, is $1,000 per day. In 2002, the company made payments (an aggregate of $4,908) relating to premiums for life, medical, dental, travel and accident insurance policies covering directors.

Deferral Election

Subject to some limitations, directors can choose to have all or part of their compensation deferred until they leave the board (or certain other specified times). The deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from the company at a rate (currently based on published interest rates on certain corporate bonds) determined by the Board Organization and Nominating Committee. Stock unit accounts fluctuate in value with the underlying shares of company common stock, which will be issued after the deferral period.

Restricted Stock Units

Under the company’s restricted stock unit plan for directors, new non-employee directors are given 2,000 restricted stock units, each representing one share of company common stock. The restricted stock units provide for issuance of company common stock at the time of retirement from the board, or upon earlier termination of service from the board after completing eight years of service or because of death or disability.

Stock Options

Under the company’s stock option plan for non-employee directors, non-employee directors are annually granted a 10-year option to purchase 10,000 shares of the company’s common stock. The purchase price of the shares is 100% of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary date of the grant and also may become fully exercisable in the event of a change in control (as defined in the plan) of the company.

The company’s stock option plan for non-employee directors expires by its terms in April 2003. The final grants under the plan were made in January 2003. The board is proposing to combine that plan with the directors’ deferred compensation and restricted stock unit plans. See “PROPOSAL TO APPROVE THE TEXAS INSTRUMENTS 2003 DIRECTOR COMPENSATION PLAN” on page 17.

Director Award Program

Each director whose service commenced prior to June 20, 2002, is eligible to participate in the company’s Director Award Program. This program was established to promote the company’s interest in supporting charitable institutions. Under the program, the company may contribute a total of $500,000 per eligible director to up to three educational institutions recommended by the director and approved by the company. The contributions will be made in five annual installments of $100,000 each following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company. On June 20, 2002, the board discontinued the program for all future directors who were not members of the board on that date.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of the company’s chief executive officer and each of the four other most highly compensated executive officers for services in all capacities to the company in 2000, 2001 and 2002.

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards (2)	Stock Options (in Shares)	Long-Term Incentive Plan Payouts	All Other Compensation (3)
T.J. Engibous	2002	$840,000	$500,000	$95,799	0	1,050,000	0	$87,410
Chairman,	2001	$836,700	0	—	0	842,000	0	$60,802
President & CEO	2000	$796,200	$1,300,000	—	0	700,000	0	$818,556

R.K. Templeton	2002	$600,000	$350,000	$17,808	0	625,000	0	$66,752
Executive Vice	2001	$591,700	0	—	0	535,000	0	$104,054
President & Chief	2000	$497,200	$900,000	—	0	400,000	0	$639,096
Operating Officer

W.A. Aylesworth	2002	$376,800	$140,000	—	0	150,000	0	$13,422
Senior Vice	2001	$375,850	0	—	0	145,000	0	$13,121
President & Chief	2000	$365,400	$300,000	—	0	100,000	0	$232,424
Financial Officer

G. Delfassy	2002	$299,050	$250,000	$48,881	$4,678,000	400,000	0	$27,807
Senior Vice	2001	$281,650	0	$67,364	0	190,000	0	$49,932
President	2000	$257,350	$300,000	$140,060	0	80,000	0	$265,922

T. Wroe, Jr.	2002	$300,000	$250,000	—	0	50,000	0	$25,320
Senior Vice	2001	$299,000	0	—	0	31,500	0	$16,392
President	2000	$286,500	$265,000	—	0	30,000	0	$65,781

(1)	The amount shown for Mr. Engibous includes $59,408 incremental cost of company-required personal use of aircraft and $26,238 for reimbursement of a portion of the tax related to such use. The amount shown for Mr. Templeton is for reimbursement of a portion of the tax related to company-required personal use of corporate aircraft. The amounts shown for Mr. Delfassy are for tax equalization payments related to an expatriate assignment prior to 2000. The dollar value of perquisites and other personal benefits for Mr. Engibous during 2000 and 2001, and for each of the other named executive officers, was less than the established reporting thresholds.
(2)	As of December 31, 2002, the value of aggregate restricted stock unit holdings of Messrs. Engibous, Templeton and Delfassy was $864,576 (57,600 shares), $1,801,200 (120,000 shares) and $3,302,200 (220,000 shares), respectively. The restricted stock units for Mr. Engibous were awarded in 1996. Payments under the award are based primarily on the extent to which the company met certain performance goals during the five-year period ending December 31, 2001, but the amounts generally are payable only if Mr. Engibous remains employed by the company for a period of ten years from the date of the award. Dividend equivalent payments are paid on restricted stock units at the same rate as dividends on the company’s common stock.
(3)	During 2002, the company made payments in connection with split-dollar life insurance policies in the following amounts: Mr. Engibous, $83,390; Mr. Templeton, $30,732; and Mr. Aylesworth, $9,402. Split-dollar life insurance arrangements for the company’s executive officers were terminated effective December 31, 2002. The company also made payments in connection with travel and accident insurance policies in the amount of $20 for each of the executive officers named in the summary compensation table.
During 2002, the company made matching contributions to 401(k) accounts in the amount of $4,000 for Messrs. Engibous, Aylesworth and Wroe, and $8,000 for Messrs. Templeton and Delfassy. For 2002, a cash profit sharing payment of $21,300 was made to Mr. Wroe.
During 2002, the company made contributions under its defined contribution retirement plan in the amount of $4,000 for Messrs. Templeton and Delfassy. The company accrued additional amounts of $24,000 and $4,981 for the benefit of Messrs. Templeton and Delfassy, respectively, to offset Internal Revenue Code limitations on amounts that could be contributed to the defined contribution retirement plan. The amount for Mr. Delfassy includes $10,806 for unused vacation time that cannot be carried forward into 2003.

Table of Option Grants in 2002

The following table shows stock options granted to the named executive officers in 2002. Additionally, in accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical gains or option spreads that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The options have a 10-year term and generally are exercisable within 30 days following the termination of an optionee’s employment. The options become fully exercisable in the event of a change in control (as defined in the options) of the company. In some cases, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
	Options Granted (in Shares) (1)		% Of Total Options Granted To Employees In 2002	Exercise Price (per Share)	Expiration Date	5%		10%
Name						Stock Price (per Share) (3)	Gain	Stock Price (per Share) (3)	Gain
T.J. Engibous	1,050,000		2.92%	$26.50	01/16/2012	$43.17	$17,503,500	$68.73	$44,341,500
R.K. Templeton	625,000		1.74%	$26.50	01/16/2012	$43.17	$10,418,750	$68.73	$26,393,750
W.A. Aylesworth	150,000		0.42%	$26.50	01/16/2012	$43.17	$2,500,500	$68.73	$6,334,500
G. Delfassy	200,000		0.56%	$26.50	01/16/2012	$43.17	$3,334,000	$68.73	$8,446,000
	200,000	(2)	0.56%	$24.09	07/22/2012	$39.24	$3,030,000	$62.48	$7,678,000
T. Wroe, Jr.	50,000		0.14%	$26.50	01/16/2012	$43.17	$833,500	$68.73	$2,111,500

(1)	Except as noted in footnote (2) below, these nonqualified options were granted on January 16, 2002, and become exercisable in four equal annual installments beginning on January 16, 2003.
(2)	This nonqualified option was granted on July 22, 2002, and becomes exercisable in four equal annual installments beginning on July 22, 2003.
(3)	The price of TI common stock at the end of the 10-year term of the stock options granted on January 16, 2002, would be $43.17 at a 5% annual appreciation rate and $68.73 at a 10% annual appreciation rate. The price of TI common stock at the end of the 10-year term of the stock option granted on July 22, 2002, would be $39.24 at a 5% annual appreciation rate and $62.48 at a 10% annual appreciation rate.

Table of Option Exercises in 2002 and Year-End Option Values

The following table lists the number of shares acquired and the value realized as the result of option exercises in 2002 by the named executive officers. It also includes the number and value of the exercisable and unexercisable options as of December 31, 2002. The table contains values for “in-the-money” options, meaning those having a positive spread between the year-end share price of $15.01 and the exercise price.

			Number of Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable (1)
T.J. Engibous	0	0	3,390,500	2,281,500	$11,851,200	$0
R.K. Templeton	0	0	2,563,750	1,376,250	$13,417,000	$0
W.A. Aylesworth	0	0	836,250	358,750	$3,866,400	$0
G. Delfassy	0	0	242,500	602,500	$341,500	$0
T. Wroe, Jr.	0	0	227,875	103,625	$871,600	$0

(1)	No unexercisable options held by the named executive officers were in-the-money.

Pension Plan Table

The table below shows the approximate annual benefits relating to the company’s U.S. pension plan that would be payable as of December 31, 2002, to employees in higher salary classifications for the average credited earnings and years of credited service indicated. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings include salary and bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

In 1997, the company’s U.S. employees were given the option of continuing to participate in the pension plan or participating in a new defined contribution retirement plan. Mr. Templeton chose to participate in the new plan. Accordingly, his benefits under the pension plan (discussed in footnote 1) were frozen as of December 31, 1997. Contributions to the defined contribution retirement plan for Mr. Templeton’s benefit are included in the summary compensation table. Mr. Delfassy transferred to the company’s U.S. payroll in 1999 and participates in the defined contribution retirement plan. Contributions to the plan for Mr. Delfassy’s benefit are included in the summary compensation table.

	Estimated Annual Benefits Under Pension Plan for Specified Years of Credited Service (2)(3)
Average Credited Earnings (1)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
$ 500,000	108,063	144,083	180,104	216,125	252,146	289,646	327,146
$1,000,000	220,563	294,083	367,604	441,125	514,646	589,646	664,646
$1,500,000	333,063	444,083	555,104	666,125	777,146	889,646	1,002,146
$2,000,000	445,563	594,083	742,604	891,125	1,039,646	1,189,646	1,339,646
$2,500,000	558,063	744,083	930,104	1,116,125	1,302,146	1,489,646	1,677,146
$3,000,000	670,563	894,083	1,117,604	1,341,125	1,564,646	1,789,646	2,014,646

(1)	The average credited earnings is the average of the five consecutive years of highest earnings.
At December 31, 2002, the named executive officers were credited with the following years of credited service and had the following average credited earnings: Mr. Engibous, 25 years, $2,138,922; Mr. Aylesworth, 35 years, $795,493; Mr. Wroe, 30 years, $551,499. Mr. Templeton had 16 years of credited service and $536,761 in average credited earnings as of December 31, 1997.
(2)	If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA’s restrictions will be paid by the company.
(3)	The benefits under the pension plan are computed as a single life annuity beginning at age 65.
The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989, to comply with social security integration requirements. The integration offset is $4,437 for 15 years of credited service, $5,917 for 20 years of credited service, $7,396 for 25 years of credited service, $8,875 for 30 years of credited service, $10,354 for 35 years of credited service, $10,354 for 40 years of credited service and $10,354 for 45 years of credited service.

Equity Compensation Plan Information

The following table sets forth information about the company’s equity compensation plans as of December 31, 2002:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	186,772,082	(1)	$26.41	(2)	107,660,493	(3)

Equity Compensation Plans Not Approved by Security Holders	614,695	(4)	$37.13	(5)	80,000	(6)

Total	187,386,777		$26.43		107,740,493

(1)	Includes the following:

•	181,478,215 shares of TI common stock to be issued upon exercise of outstanding stock options granted under the Texas Instruments 2000 Long-Term Incentive Plan and predecessor plans (the Texas Instruments 1996 Long-Term Incentive Plan, Texas Instruments Long-Term Incentive Plan, and the 1988 Stock Option Plan);
•	2,445,400 shares of TI common stock to be issued upon the vesting of restricted stock units outstanding under the Texas Instruments 2000 Long-Term Incentive Plan and predecessor plans; and
•	2,848,467 shares of TI common stock to be issued upon exercise of outstanding stock options granted under the TI Employees 2002 Stock Purchase Plan.

Excludes 5,938,247 shares of TI common stock to be issued upon exercise of outstanding options originally granted under the Burr-Brown Corporation 1993 Stock Incentive Plan, a plan approved by the stockholders of Burr-Brown Corporation. The options were assumed by the Company in connection with the acquisition of Burr-Brown Corporation.

(2)	Upon vesting, restricted stock units are settled for shares of TI common stock on a one-for-one basis. Accordingly, the restricted stock units have been excluded for purposes of computing the weighted-average exercise price.

(3)	Includes 90,508,960 shares of TI common stock available for issuance under the Texas Instruments 2000 Long-Term Incentive Plan and 17,151,533 shares of TI common stock reserved for issuance under the TI Employees 2002 Stock Purchase Plan.

(4)	Includes the following:

•	66,647 shares of TI common stock to be issued upon the distribution of stock units credited to accounts established under the Texas Instruments Directors Deferred Compensation Plan;
•	127,048 shares of TI common stock to be issued upon the vesting of restricted stock units granted under the Texas Instruments Restricted Stock Unit Plan for Directors; and
•	421,000 shares of TI common stock to be issued upon exercise of outstanding options granted under the Texas Instruments Stock Option Plan for Non-Employee Directors.

See “DIRECTOR COMPENSATION” on page 7 for a description of the material features of each of these plans.

(5)	Restricted stock units and stock units credited to accounts established under the director deferred compensation plan are settled for shares of TI common stock on a one-for-one basis. Accordingly, such units have been excluded for purposes of computing the weighted-average exercise price.

(6)	Grants of options to purchase 80,000 shares of common stock took place in January 2003 pursuant to the terms of the director stock option plan, representing the final grants prior to the expiration of the plan on April 16, 2003. Under the restricted stock unit plan for directors, restricted stock units are granted only upon the election of a new director. The number of shares issuable in connection with the director deferred compensation plan depends on the amount of compensation directors defer to stock unit accounts.

At its regularly scheduled meeting in January 2003, the board adopted a long-term incentive plan for non-management employees of TI. There are 240,000,000 shares available for issuance under the plan. Executive officers and approximately 400 managers are ineligible to receive awards under this plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 2002:

The company’s executive compensation program is administered by the Compensation Committee of the board of directors (the Committee), which is composed of the individuals listed below, all of whom are independent directors of the company. The program consists of base salaries, annual performance awards and long-term compensation. At higher management levels, the mix of compensation is significantly weighted more to the performance-based components — annual performance awards and long-term compensation.

In determining the compensation of the executive officers, the Committee considered compensation practices of competitor companies (based on the best available data from as many competitor companies as practicable) and the relative performance of TI and competitor companies. The competitor companies are major high-technology competitors of the company. While many of these companies are included in the S&P Information Technology Index appearing in the graph regarding total shareholder return on page 15, these companies are not the same as the companies comprising that index. The Committee also considered the contribution of each executive officer toward achieving the company’s prior year and long-term strategic objectives, as well as the retention value of the officer’s long-term compensation.

In its considerations, the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercised its discretion and made a judgment after considering the factors it deemed relevant. The Committee’s decisions regarding 2002 executive compensation were designed to: (1) align the interests of executive officers with the interests of the stockholders by providing performance-based awards; and (2) allow the company to compete for and retain executive officers critical to the company’s success by providing an opportunity for compensation that is comparable to the levels offered by competitor companies.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The Committee intends to award executive compensation that meets the Section 162(m) deductibility requirements, subject to the Committee’s exercising its discretion to award non-deductible compensation when it considers it in the best interests of the company and stockholders to do so.

Compensation Components and Determination

After considering each executive officer’s contribution to the prior year and long-term strategic objectives, the CEO made recommendations to the Committee regarding the components of each executive officer’s compensation package except his own.

Compensation decisions for 2002 were made such that TI executive officers receive a level of total annual compensation that, when compared to the total annual compensation of executives at competitor companies, reflects the company’s performance relative to those competitor companies. In order to weight more of total compensation to performance-based components, the Committee’s base salary decisions are intended to provide salaries somewhat lower than the median level of salaries for similarly situated executive officers of competitor companies, or of divisions within competitor companies, of similar size (in terms of total revenues and market capitalization). Decisions regarding annual performance awards for 2002 were primarily driven by the company’s relative performance on four measures — profit from operations as a percent of revenues for the year, changes in net revenues and market share from the prior year, and total shareholder return for the year — and each individual’s contribution toward that performance.

Stock options constitute TI’s primary long-term incentive vehicle. Stock options granted in 2002 were granted at 100% of fair market value on the date of grant, have a 10-year term, and become exercisable in four equal annual installments beginning one year after grant. Any value actually realized by executive officers from option grants depends completely upon increases in the price of TI common stock. As a result, the grants focus the executive officers on building value for stockholders.

Guidelines for grants of stock options under TI’s long-term incentive program were set with the intention of providing TI executive officers with grants for a comparable number of shares and value to those granted by competitor companies. The Committee, in its discretion, adjusted the awards considering each executive officer’s individual contribution to the implementation of the strategic plan of the company as well as the retention value of the officer’s long-term compensation.

The Committee also awarded restricted stock units to certain executive officers in 2002. The restricted stock units have a vesting period of at least three years from the date of grant and then are paid to the grantee in shares of TI common stock. The awards were made primarily to increase the retention value of TI’s long-term compensation for certain executive officers.

Base Salary

The Committee reviewed base salaries for executive officers of competitor companies and set base salaries for its executive officers somewhat lower than competitive levels. Accordingly, Mr. Engibous’ annual salary during 2002 was below the median annual salary of CEOs of competitor companies.

Annual Performance Award

The annual performance award varies significantly based on the company’s profitability, revenue and market share growth, and total shareholder return; the achievement of the strategic objectives of the company; and each individual’s contribution toward that performance. The Committee considered rankings of estimates of competitor companies’ 2002 performance compared to the company’s performance, and granted annual performance awards to executive officers to approximate total annual cash compensation of executive officers in similarly performing competitor companies. As a result, Mr. Engibous received an annual performance award of $500,000.

Long-Term Compensation

The Committee made long-term compensation determinations in January 2002, for one executive officer in July 2002, and for certain other executive officers in December 2002. In connection with its determinations, the Committee reviewed the officers’ continuing contributions to achieving the strategic objectives of the company and followed the guidelines for stock options and restricted stock units.

Considering Mr. Engibous’ continuing contribution to execution of the strategic plan for the company, the Committee granted Mr. Engibous options for a total of 1,050,000 shares, resulting in a total long-term compensation opportunity comparable to those of CEOs of competitor companies.

The ranking of total compensation (annual plus long-term) for Mr. Engibous as compared to the total compensation of CEOs of competitor companies was intended to approximate the estimated ranking of TI performance compared to the performance of competitor companies.

Wayne R. Sanders, Chair	James B. Busey IV
David L. Boren	David R. Goode

COMPARISON OF TOTAL SHAREHOLDER RETURN

This graph compares TI’s total shareholder return with the S&P 500 Index and the S&P Information Technology Index over a five-year period, beginning December 31, 1997, and ending December 31, 2002. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 Index and the S&P Information Technology Index. It also assumes reinvestment of all dividends.

*	Assumes that the value of the investment in TI common stock and each index was $100 on December 31, 1997, and that all dividends were reinvested.

**	The S&P Information Technology Index is the index corresponding to the S&P Technology Sector Index (used by the company in prior proxy statements) following an index reclassification by Standard & Poors effective December 31, 2001.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors has furnished the following report:

The company’s board of directors has adopted a written charter (Statement of Responsibilities) for the Audit Committee.

The board has determined that each member of the Committee is “independent,” as defined in the listing standards of the New York Stock Exchange.

As noted in the Committee’s charter, the company’s management is responsible for preparing the company’s financial statements. The company’s independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. The Committee’s role does not provide any special assurances with regard to the company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

The Committee has reviewed and discussed the audited financial statements with management.

The Committee has discussed with the independent auditors, Ernst & Young, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2002 for filing with the Securities and Exchange Commission.

James R. Adams, Chair	David R. Goode
Gerald W. Fronterhouse	Ruth J. Simmons

PROPOSAL TO APPROVE THE TEXAS INSTRUMENTS

2003 DIRECTOR COMPENSATION PLAN

The company currently has in effect three director compensation plans: the Texas Instruments Stock Option Plan for Non-Employee Directors, the Texas Instruments Restricted Stock Unit Plan for Directors and the Texas Instruments Directors Deferred Compensation Plan. These plans were designed to attract and retain qualified individuals to serve as directors of the company and to increase the proprietary and vested interest of directors in the growth and performance of the company. The board of directors believes that the director plans have been effective in achieving these objectives and that it is appropriate to continue to have similar plans in place.

The proposed Texas Instruments 2003 Director Compensation Plan (the Plan) consolidates the three current director compensation plans and provides for (1) the annual grant of stock options to directors, (2) the grant of restricted stock units to newly elected directors, (3) the authority to grant other stock-based awards to directors, and (4) the opportunity for directors to defer compensation into cash or stock unit accounts.

The terms of the Plan are substantially similar to those of the current director plans. The current director stock option plan will expire by its terms on April 16, 2003. If the Plan is adopted, the current director deferred compensation and restricted stock unit plans will also be terminated. If the stockholders do not approve the Plan, it will not be adopted.

Texas Instruments 2003 Director Compensation Plan

The full text of the proposed Plan is shown on Exhibit A to this proxy statement. The principal features of the Plan are summarized below.

Under the Plan, non-employee directors of the company will be eligible to receive awards and to defer compensation.

The aggregate number of shares of common stock available for issuance under the Plan will be 2,000,000 shares, subject to adjustment by the Administrator (defined below) for stock splits and other events as set forth in the Plan.

The Plan will be administered by the board or a committee of directors designated by the board (the Administrator). The Administrator will have, among other powers, the power to interpret and construe any provision of and instrument relating to the plan, to adopt rules and regulations for administering the plan, and to perform other acts relating to the plan and its administration.

The Plan provides that each non-employee director will receive an annual grant of a nonqualified option to purchase 15,000 shares of TI common stock. The options will become exercisable in four equal annual installments commencing on the first anniversary date of the grant and expire not more than ten years after the date of grant. The purchase price per share of shares deliverable upon the exercise of such options will be 100% of the fair market value per share of company common stock on the date the option is granted.

In addition, each eligible director who is initially elected or appointed after the effective date of the Plan will receive a one-time grant of 2,000 restricted stock units under the Plan. Each restricted stock unit will be paid or settled by the issuance of one share of TI common stock upon termination of service as a director of the company, provided that such termination occurs (i) due to ineligibility to stand for reelection under the company’s by-laws, (ii) after at least eight years of service as a director, (iii) as a result of death or disability, or (iv) in connection with or as a result of a change in control (as defined in the Plan). Notwithstanding the foregoing, in no event will shares be issued if a director’s service terminates within six months after the grant of restricted stock units for any reason other than death or disability.

The Administrator will be authorized to grant to directors such other awards deemed by the Administrator to be consistent with the purposes of the Plan (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of company common stock.

Each director will be able to elect, with respect to any year, that all or any portion of his or her eligible cash compensation be deferred in accordance with the terms of the Plan. Each director will be able to elect that his or her deferred compensation for any year be credited to a cash account, a stock unit account or any combination thereof.

If the Administrator determines that a dividend or other distribution, recapitalization, stock split or other corporate event or transaction (as described in the Plan) affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits under the Plan, the Administrator may adjust outstanding awards and shares available for awards. The Administrator may not take any other action to reduce the exercise price of any option as established at the time of grant.

The board of directors may amend, alter, suspend, discontinue or terminate the Plan, including, without limitation, the number of shares that are subject to option and restricted stock unit awards. However, the board of directors cannot increase the aggregate number of shares eligible for awards (except as described in the paragraph above) or permit options to be granted at a per-share exercise price of less than the fair market value of company common stock on the date the option is granted.

No award may be granted or compensation deferred under the Plan after the seventh anniversary of the effective date of the Plan.

New Plan Benefits

Texas Instruments 2003 Director Compensation Plan	Number of Shares Subject to Options
Non-Executive Director Group	120,000(1)

(1)	Each non-executive director would have received an option to purchase 15,000 shares of TI common stock had the Plan been in effect in 2002. During 2002, four non-executive directors deferred a total of $209,609 of their cash compensation into stock unit accounts under the current director deferred compensation plan. Cash dividends and dividend equivalents on restricted stock units in the amount of $7,439 were paid into non-executive director stock unit accounts during 2002. The Plan also provides for additional benefits in the form of other stock-based awards. To date, these types of awards have not been utilized and the non-executive directors would not have been eligible for automatic grant of any such awards. Therefore, the related benefits the non-executive directors may have received or will in the future receive under these terms of the Plan are not determinable.

Tax Matters

Counsel for the company has advised that a participant who receives a grant of an option or a restricted stock unit will not be in receipt of taxable income under the Internal Revenue Code upon the making of the grant. A participant who receives an option under the Plan will generally recognize ordinary income at the time of exercise in the amount of the excess, if any, of the fair market value of the stock on the date of exercise over the option price. Upon payment or settlement of a restricted stock unit award in cash or stock, the participant will recognize ordinary income equal to the value of any cash and shares received.

Counsel for the company has also advised that the company will not be allowed any deduction for federal income tax purposes upon the grant of options or restricted stock units. The company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, realized by a participant who exercises an option. Also, the company will be entitled to a deduction for federal income tax purposes at the same time as, and in an amount equal to, the recognition of ordinary income by a participant in respect of restricted stock unit awards under the Plan and the settlement thereof.

Counsel for the company has further advised that a participant will not be deemed to have received any taxable income under the Internal Revenue Code as a result of a deferral election until the participant receives a distribution. When a distribution is made from a cash account or stock unit account, the participant will recognize ordinary income equal to the value of any cash and shares received. The company will be entitled to a deduction for federal income tax purposes at the time a distribution is made from a cash account or stock unit account in an amount equal to the income recognized by the participant.

The board of directors recommends a vote “FOR” the Texas Instruments 2003 Director Compensation Plan.

PROPOSAL TO RATIFY

APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the recommendation of its Audit Committee, the board has appointed Ernst & Young LLP to be the company’s independent auditors for 2003.

The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the board will consider whether it should appoint other independent auditors.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The company paid fees to Ernst & Young for the following services in 2002:

Audit Fees.    Ernst & Young’s fees for our 2002 annual audit and review of interim financial statements were $3,196,000.

Financial Information Systems Design and Implementation Fees.    Ernst & Young did not render any professional services to us in 2002 with respect to financial information systems design and implementation.

All Other Fees.    Ernst & Young’s fees for all other professional services rendered during 2002 were $5,215,000, including audit-related services of $2,075,000 and non-audit services of $3,140,000. Audit-related services included fees for statutory audits, employee benefit plan audits, a business interruption assessment, due diligence on an acquisition, and accounting consultations. Non-audit services included fees for expatriate administration and tax preparation, preparation of non-U.S. tax returns and tax consultations.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors for 2003.

STOCKHOLDER PROPOSALS

If you wish to submit a proposal for possible inclusion in the company’s 2004 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before November 2, 2003.

If you wish to submit a proposal at the 2004 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 19, 2004.

Suggestions from stockholders concerning the company’s business are welcome and all will be carefully considered by the company’s management. So that your suggestions receive appropriate review, the Stockholder Relations and Public Policy Committee from time to time reviews correspondence from stockholders and management’s responses. This way, stockholders are given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals.

A stockholder submitted the following proposal for consideration at the 2003 annual meeting. The name and address of the stockholder will be furnished upon request made to the company. The board of directors opposes the proposal for the reasons stated after the Statement of Support.

Stockholder Proposal

Resolved, that the shareholders of Texas Instruments (“Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

The resolution advocates performance-based stock options. It defines performance-based stock options as indexed options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. It should be noted that there are other forms of indexed options that use other types of market indices. The resolution requests that the Company’s Board ensure that grants under existing and future Company stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. We feel strongly that our Company would benefit from the implementation of this proposal. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

The board of directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

Stock options are an important element of executive compensation and the company’s principal vehicle for providing long-term incentives to its senior executives. The Compensation Committee of the board, a committee of independent directors, sets the terms of stock option grants in accordance with the company’s long-term incentive plan and the company’s need to recruit and retain key employees.

The policy advocated by the resolution would deny the Compensation Committee the flexibility it needs to set competitive terms for the company’s stock options. The company’s success depends in large part on its ability to recruit and retain highly qualified individuals. It competes intensely for such individuals with other companies, the overwhelming majority of which grant non-indexed stock options to their senior executives. If the board were to adopt the proposed policy, the company would be at a significant competitive disadvantage in its efforts to recruit and retain senior executives.

Implementation of the proposed policy could also have adverse accounting consequences for the company. Under current accounting rules relating to indexed stock options, the company would be required to reflect in its quarterly earnings statements a compensation expense adjustment that varies according to the difference between the market price of the company’s common stock and the exercise price of any outstanding indexed options. The grant of stock options at a fixed exercise price does not have this “variable” accounting result. The reporting of a variable compensation expense would negatively affect the company’s reported financial performance as compared to other companies in the semiconductor industry and could increase the volatility of the company’s common stock.

The company’s current option terms provide appropriate incentives to senior executives. In accordance with the company’s long-term incentive plan, stock options are granted at no less than 100% of the fair market value of the company’s common stock on the date of the option grant. Any value realized by senior executives from option grants depends entirely on increases in the price of TI common stock that benefit all stockholders. As a result, the grants focus the senior executives on building value for stockholders.

In summary, the board believes that the terms of the company’s stock options are appropriate and that the policy advocated by the proposal is against the interest of the company, its employees and its stockholders.

ADDITIONAL INFORMATION

Voting Securities

As of February 18, 2003, 1,729,917,945 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 18, 2003, may vote at the meeting or any adjournment of the meeting.

Share Ownership of Certain Persons

The following table shows (a) the only persons that have reported beneficial ownership of more than 5% of the common stock of the company, and (b) the ownership of the company’s common stock by the named executive officers, and all executive officers and directors as a group. Persons generally “beneficially own” shares if they have either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2002		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	110,233,351	(1)	6.4%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	108,168,820	(2)	6.3%
Thomas J. Engibous	4,340,548	(3)	*
Richard K. Templeton	3,182,266	(3)	*
William A. Aylesworth	1,186,477	(3)	*
Gilles Delfassy	580,847	(3)	*
Thomas Wroe, Jr.	303,745	(3)	*
All executive officers and directors as a group	14,441,209	(3)(4)	*

*	Less than 1%
(1)	The company understands that, as of December 31, 2002, (a) each of FMR Corp., Edward C. Johnson 3d, its chairman, and Abigail P. Johnson, a director, had sole dispositive power with respect to all of the above shares and FMR Corp. had sole voting power with respect to 13,337,096 of the above shares, and (b) the above shares include 95,968,005 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., as a result of acting as investment advisor to several investment companies.
(2)	The company understands that, as of December 31, 2002, Capital Research and Management Company had sole dispositive power with respect to all of the above shares.
(3)	Includes (a) shares subject to acquisition within 60 days by Mr. Engibous, 4,203,000 shares; Mr. Templeton, 3,051,250 shares; Mr. Aylesworth, 971,250 shares; Mr. Delfassy, 357,500 shares; and Mr. Wroe, 267,375 shares, (b) shares credited to profit sharing stock accounts for Mr. Engibous, 18,013; Mr. Templeton, 11,015 shares; Mr. Aylesworth, 23,935 shares; Mr. Delfassy, 1,556 shares; and Mr. Wroe, 31,981 shares, and (c) shares subject to restricted stock unit awards for Mr. Engibous, 57,600 shares; Mr. Templeton, 120,000 shares; and Mr. Delfassy, 220,000 shares. Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership.
(4)	Includes (a) 12,152,287 shares subject to acquisition within 60 days, (b) 160,355 shares credited to profit sharing stock accounts, and (c) 865,768 shares subject to restricted stock unit awards.

Certain Business Relationships

Joseph F. Hubach, senior vice president, secretary and general counsel of the company, is the brother of Francis P. Hubach, Jr., partner in charge of the Dallas office of the law firm of Jones Day. The company, whose relationship with Jones Day precedes Mr. J. Hubach’s employment, engaged the services of Jones Day during 2002. Mr. F. Hubach provides no services to the company.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the company. The company will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of the company may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist.

Vote Required

The eight nominees receiving the greatest number of votes cast by those entitled to vote will be elected.

For all other matters submitted at the meeting (including the board proposals to approve a Texas Instruments 2003 Director Compensation Plan and to ratify the appointment of the company’s independent auditors for 2003, and the stockholder proposal), an affirmative vote of the majority of the shares present in person or by proxy is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than (1) the election of directors, (2) the proposal to approve a Texas Instruments 2003 Director Compensation Plan, (3) the proposal to ratify the appointment of Ernst & Young LLP as the company’s independent auditors for 2003 and (4) the stockholder proposal. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company’s Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR or AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

Benefit Plan Voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should vote by April 14, 2003.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 14, 2003, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the Securities and Exchange Commission regarding beneficial ownership of certain equity securities of the company. During 2002, two executive officers, Mr. Gregg Lowe and Mr. Philip Ritter, each filed an amendment to his Form 3 to reflect ownership of an additional 24,000 restricted stock units and 94.47 shares, respectively. Another executive officer, Mr. Hubach, in March 2000, sold 7,068 shares to pay taxes in connection with the vesting of restricted stock units. This sale was reported on Form 5 in February 2002.

Telephone and Internet Voting

Registered Stockholders and Benefit Plan Participants.    Stockholders with shares registered directly with Computershare and participants who beneficially own shares in a company benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at the following address on the World Wide Web:

www.proxyvote.com

Stockholders with Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The company has been advised by counsel that the telephone and Internet voting procedures that have been made available through ADP Investor Communication Services are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Multiple Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years.

After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder or a participant in a TI benefit plan and would like to enroll, please visit the TI investor relations web site or call Investor Relations at (972) 995-3773 for more information.

By Order of the Board of Directors

Joseph F. Hubach

Senior Vice President,

Secretary and

General Counsel

Dallas, Texas

February 28, 2003

EXHIBIT A

TEXAS INSTRUMENTS 2003 DIRECTOR COMPENSATION PLAN

Dated April 17, 2003

SECTION 1.    PURPOSE.

The Texas Instruments 2002 Director Compensation Plan is designed to attract and retain qualified individuals to serve as directors of the Company and to increase the proprietary and vested interest of such directors in the growth and performance of the Company.

SECTION 2.    DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Account” means a Cash Account or Stock Unit Account established under Section 8 of the Plan.

(b)	“Administrator” means the Board or a committee of directors designated by the Board to administer the Plan.

(c)	“Award” means any Option, Restricted Stock Unit or other stock-based award under the Plan.

(d)	“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Director.

(e)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(f)	“Cash Account” means the bookkeeping account established pursuant to Section 8(c) on behalf of each Director who elects pursuant to Section 8(b) to have any of his or her Deferred Compensation credited to a cash account.

(g)	“Change in Control” means an event when (a) any Person, alone or together with its Affiliates and Associates or otherwise, shall become an Acquiring Person otherwise than pursuant to a transaction or agreement approved by the Board prior to the time the Acquiring Person became such, or (b) a majority of the Board shall change within any 24-month period unless the election or the nomination for election by the Company’s stockholders of each new director has been approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period. For the purposes hereof, the terms Person, Affiliates, Associates and Acquiring Person shall have the meanings given to such terms in the Rights Agreement dated as of June 17, 1998 between the Company and Harris Trust and Savings Bank, as in effect on the date hereof; provided, however, that if the percentage employed in the definition of Acquiring Person is reduced hereafter from 20% in such Rights Agreement, then such reduction shall also be applicable for the purposes hereof.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company” means Texas Instruments Incorporated, together with any successor thereto.

(j)	“Deferred Compensation” means that portion of any Director’s Eligible Compensation that he or she elects pursuant to Section 8(a) to be deferred in accordance with this Plan.

(k)	“Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.

(l)	“Eligible Compensation” means the cash portion of any compensation payable by the Company to a Director for his or her services as a Director but shall not include any reimbursement by the

Company of expenses incurred by a Director incidental to attendance at a meeting of the Company’s stockholders, the Board, or any committee of the Board, or of any other expense incurred on behalf of the Company.

(m)	“Fair Market Value” means the average of the high and low prices of the Shares on the date specified rounded up to the next whole cent (or, if there is no trading on the New York Stock Exchange on such date, then on the first previous date on which there is such trading) as reported in “New York Stock Exchange Composite Transactions” in “The Wall Street Journal” or by WSJ.com or Bloomberg L.P., or if unavailable, then by reference to any other source as may be deemed appropriate by the Administrator.

(n)	“O&N Committee” means the Board Organization and Nominating Committee of the Board or any successor committee.

(o)	“Option” means an option granted under Section 6.

(p)	“Participant” means an individual who has received an Award or established an Account under the Plan.

(q)	“Plan” means this Texas Instruments 2003 Director Compensation Plan.

(r)	“Restricted Stock Unit” means a contractual right granted under Section 7 that is denominated in Shares, each of which represents a right to receive a Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

(s)	“Secretary” means the Secretary of the Company.

(t)	“Shares” shall mean shares of the common stock of the Company, $1.00 par value.

(u)	“Stock Unit Account” means the bookkeeping account established, pursuant to Section 8(d), on behalf of each Director who elects, pursuant to Section 8(b), to have any of his or her Deferred Compensation credited to a stock unit account.

(v)	“Year” means a calendar year.

SECTION 3.    ELIGIBILITY.

Each Director shall be eligible to defer compensation and to receive Awards under the Plan.

SECTION 4.    ADMINISTRATION.

This Plan shall be administered by the Administrator. Subject to the terms of the Plan and applicable law, the Administrator shall have full power and authority to: (i) interpret, construe and administer the Plan and any instrument or agreement relating to, or Award granted or Accounts established under, the Plan; (ii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that it deems necessary or desirable for the administration of this Plan. All decisions of the Administrator shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the directors.

SECTION 5.    SHARES SUBJECT TO THE PLAN.

(a)	Subject to adjustment as provided below, the number of Shares available for issuance under the Plan shall be 2,000,000 Shares.

(b)	If, after the effective date of the Plan, any Shares covered by an Award or Stock Unit Account, or to which such an Award relates, are forfeited, or if such an Award or Account otherwise terminates without the delivery of Shares, then such Shares, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan.

(c)	In the event that any Award granted hereunder is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(d)	Any Shares delivered pursuant to an Award or Stock Unit Account may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(e)	In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of (i) the number of outstanding Restricted Stock Units, (ii) the number and type of Shares credited to Stock Unit Accounts (iii) the number and type of Shares subject to Options, (iv) the exercise price with respect to any Option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option, and (v) the aggregate limit specified in Section 5(a); provided, however, that no fractional Restricted Stock Units or Shares shall be issued or outstanding hereunder.

SECTION 6.    OPTIONS.

After the effective date of this Plan, each Director will be granted annually an Option to purchase 15,000 Shares. The Options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Code and shall have the following terms and conditions:

(a)	Price and Term of Options. The purchase price per share of Shares deliverable upon the exercise of each Option shall be 100% of the Fair Market Value per share of the Shares on the date the Option is granted. Each Option shall have a term not to exceed ten years from the date of grant.

(b)	Payment. The Secretary shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to an Option may be made or deemed to have been made.

(c)	Exercisability. Subject to Sections 6(d) and 6(e), Options shall become exercisable in four equal annual installments commencing on the first anniversary date of the grant

(d)	Change in Control. In the event of a Change in Control, the provisions of Section 6(c) shall not apply and Options outstanding under the Plan shall be immediately exercisable in full and continue to full term.

(e)	Termination of Service as a Director. The effect of a Participant’s termination of service as a director shall be as follows:

(i)    Termination for cause:  All outstanding Options held by the Participant shall be canceled immediately upon termination.

(ii)    Death:  All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c), and shall be exercisable by such Participant’s heirs.

(iii)    Permanent disability:    All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c).

(iv)    Termination after 8 years of service:  All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c).

(v)    Termination by reason of ineligibility to stand for reelection under the Company’s by-laws:  All outstanding Options held by the Participant shall continue to full term, becoming exercisable in accordance with Section 6(c).

(vi)    Other:  For any termination other than those specified above, all outstanding Options held by the Participant shall be exercisable for 30 days after the date of termination, only to the extent that such Options were exercisable on the date of termination, except as follows:

(A)    If the Participant dies within 30 days after his or her termination, then such Participant’s heirs may exercise the Options for a period of up to one year after the Participant’s death, but only to the extent any unexercised portion was exercisable on the date of termination.

(B)    If the Participant’s termination occurs within 30 days before the effective date of a Change in Control, then the Change in Control will be deemed to have occurred first and the Options shall be exercisable in accordance with Section 6(d).

(f)	Option Agreement. Each Option granted hereunder shall be evidenced by an Award Agreement with the Company, which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

SECTION 7.    RESTRICTED STOCK UNITS.

(a)	Grants of Restricted Stock Units. Following the effective date of this Plan, each Director shall, effective as of the date of such individual’s initial election or appointment to the Board, be granted 2,000 Restricted Stock Units. Each Restricted Stock Unit shall be paid or settled by the issuance of one Share upon the termination of such recipient’s service as a director of the Company, provided that such termination of service shall have occurred (i) after the age at which a director is ineligible under the Company’s by-laws to stand for reelection to the Board, (ii) after the completion of at least eight years of service as a director of the Company, (iii) as a result of the Director’s death or disability, or (iv) in connection with or as a result of a Change in Control. In the event such recipient’s membership on the Board shall terminate prior to the attainment of the age for ineligibility for reelection and prior to the completion of eight years of service as a director for reasons other than death or disability, such Restricted Stock Units shall terminate and all of the rights, title and interest of the recipient thereunder shall be forfeited in their entirety. Notwithstanding the foregoing, in no event shall Shares be issued pursuant to a Restricted Stock Unit granted under this Section 7 if a Director’s service on the board terminates less than six months after the date of grant for any reason other than death or disability.

(b)	Right to Dividend Equivalents. Each recipient of Restricted Stock Units under this Plan shall have the right, during the period when such Restricted Stock Units are outstanding and prior to the termination, forfeiture or payment or settlement thereof, to receive dividend equivalents equal to the amount or value of any cash or other distributions or dividends payable on the same number of Shares. The Company shall accumulate dividend equivalents on each dividend payment date and pay such accumulated amounts without interest annually.

(c)	Issuance of Shares Upon Lapse of Restrictions. A stock certificate or certificates shall be registered and issued in the name of the holder of Restricted Stock Units and delivered to such holder as soon as practicable after such Restricted Stock Units have become payable or settleable in accordance with the terms of the Plan.

SECTION 8.    DEFERRED COMPENSATION.

(a)	Deferral Election. Each eligible Director may elect, with respect to any Year, that all or any portion of his or her Eligible Compensation be deferred in accordance with the terms of this Plan.

(b)	Investment Alternatives. Each Director may elect that his or her Deferred Compensation for any Year be credited to a Cash Account or a Stock Unit Account or to any combination thereof.

(c)	Cash Accounts.

(i)    The Company shall establish and maintain a separate unfunded Cash Account for each Director who has elected that any portion of his or her Deferred Compensation be credited to a Cash Account.

(ii)    As of the date on which any amount of a Director’s Deferred Compensation becomes payable, his or her Cash Account shall be credited with an amount equal to that portion of such Deferred Compensation as such Director has elected be credited to his or her Cash Account.

(iii)    As of the last day of each month, interest on each Cash Account shall be credited on the average of the balances on the first and last day of such month. Interest shall be credited at a rate equivalent to the average yield on corporate bonds rated Aaa by Moody’s Investors Service on September 30 of the preceding Year (or if there is no such yield reported for such date, then on the next preceding date for which such a yield is reported) as published in Federal Reserve Statistical Release H.15, or at such other rate as may be determined by the O&N Committee for each Year.

(d)	Stock Unit Accounts.

(i)    The Company shall establish and maintain a separate unfunded Stock Unit Account for each Director who has elected that any portion of his Deferred Compensation be credited to a Stock Unit Account.

(ii)    As of each date on which any amount of a Director’s Deferred Compensation becomes payable, his or her Stock Unit Account shall be credited with that number of units as are equal to the number of full or fractional Shares as could be purchased at the Fair Market Value on the first trading day preceding such date with the portion of such Deferred Compensation as such Director has elected be credited to his or her Stock Unit Account.

(iii)    As of the payment date for each dividend on Shares declared by the Board, there shall be credited to each Stock Unit Account that number of units as are equal to the number of full or fractional Shares as could be purchased at the Fair Market Value on the first trading day preceding the payment date for such dividend with an amount equal to the product of: (i) the dividend per share, and (ii) the number of units in such Stock Unit Account immediately prior to the record date for such dividend.

(e)	Form and Time of Election. A Director’s election to defer all or any portion of his or her Eligible Compensation for any Year shall be irrevocable. The election shall be made in writing in the form (“Election Form”) prescribed by the Secretary. Except as hereinafter provided, to be effective, an Election Form for any Year shall be required to be received by the Secretary on or before December 31 of the preceding Year. In the case of a Director’s initial election to the Board, the initial Election Form shall be received not more than 30 days following his or her election to the Board and, if not received within such 30-day period, the Election Form shall be effective only for Eligible Compensation earned after its receipt.

(f)

Form and Time of Distributions.    Distributions of amounts credited to each Director’s Cash Account shall be made in cash. Distribution of units credited to each director’s Stock Unit Account shall be made by issuing to such Director an equivalent number of Shares; provided, however, that no fractional shares will be issued and any fractional unit will be distributed by payment of cash in the amount represented by such fractional unit based on the Fair Market Value on the date preceding the date of payment. Except as otherwise hereinafter provided, distributions shall be made (a) on the first day of the month following such Director’s termination of service on the Board for any reason other than death, or (b) at such later time as the Director has elected in accordance with the terms of this Plan. Notwithstanding the foregoing, an earlier distribution may be made, at the discretion of the Administrator, upon a finding that a Director is suffering a significant financial hardship caused by a recent event or events not within such Director’s control; provided, however, that in such event, the cash or shares distributed shall be limited to those amounts necessary to accommodate the financial hardship, as determined by the Administrator.

(g)	Death of Director. Notwithstanding the foregoing, in the event of the death of a Director prior to receipt by such Director of the full amount of cash and number of shares to be distributed to the Director, all such cash and/or shares will be distributed to the beneficiary or beneficiaries designated by the Director, or if no beneficiary has been designated, to the Director’s estate as soon as practicable following the month in which the death occurred.

(h)	Certain Rights Reserved by the Company. In the event that, pursuant to Section 10, the Company suspends, modifies or terminates this Plan, the Company shall have the right to distribute to each Director all amounts in such Director’s Cash Account or Shares equivalent to units in such Director’s Stock Unit Account, including, in the case of Stock Unit Accounts, the right to distribute cash equivalent to the units in such Accounts.

(i)	Certain Affiliations. In the event that any Director terminates his or her membership on the Board and becomes affiliated with a government agency or with any private company or firm that the O&N Committee believes to be in competition with the Company, the Board may, at its discretion, require a distribution of all amounts in any Director’s Cash Account or shares equivalent to units in such Director’s Stock Unit Account.

SECTION 9.    OTHER STOCK-BASED AWARDS.

The Administrator is hereby authorized to grant to Directors such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Administrator shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Administrator shall determine, the value of which consideration, as established by the Administrator, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

SECTION 10.    AMENDMENT AND TERMINATION.

Except to the extent prohibited by applicable law:

(a)

Amendments to the Plan.    The Board may amend, alter, suspend, discontinue or terminate the Plan, including, without limitation, the number of shares subject to Awards granted pursuant to Sections 6 and 7, without the consent of any stockholder, Participant, other holder or beneficiary of any Award, or other person; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award; and provided further, that no such amendment or alteration shall increase the aggregate number of shares that may be issued under the Plan except as provided in Section 5(e). Notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation or termination shall be made that would (1) permit Options to be granted with a per Share exercise price of less than the Fair Market Value of a Share on the date of grant thereof or (2) except as provided in Section 5(e), reduce the exercise price of any Option established at the time of grant thereof.

(b)	Correction of Defects, Omissions and Inconsistencies. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 11.    GENERAL PROVISIONS.

(a)	No Rights of Stockholders. Neither a Participant nor a Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any Shares issuable under the Plan in connection with any Award or Account, in whole or in part, unless and until certificates for such shares shall have been issued.

(b)	Limits of Transfer of Awards. No Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution. During the Participant’s lifetime, rights under an Award shall be exercisable only by the Participant, or if permissible under applicable law, by the Participant’s guardian or legal representative.

(c)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(e)	Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person, Award or Account, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)	No Trust or Fund Created. Neither the Plan nor any Award or Account shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive an Award or Account, or Shares pursuant to an Award or Account, from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)

Accounts Unsecured.    Until distributed, all amounts credited to any Cash Accounts or represented by units credited to any Stock Unit Account or Restricted Stock Unit account shall be property of the Company, available for the Company’s use, and subject to the claims of general creditors of the Company. The rights of any Director or beneficiary to distributions under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, or encumbrance, and shall not be subject to the debts or liabilities of any Director or beneficiary.

(h)	Withholding. The Company shall be authorized to withhold from any Awards granted or any transfer made under any Award or under the Plan or from any dividend equivalents to be paid on Restricted Stock Units the amount (in cash, Shares, other securities, or other property) of any taxes required to be withheld in respect of a grant, exercise, payment or settlement of an Award or any payment of dividend equivalents under Restricted Stock Units or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of any such taxes.

(i)	No Right to Continued Board Membership. The grant of an Award or establishment of an Account shall not be construed as giving a Participant the right to be retained as a director of the Company. The Board may at any time fail or refuse to nominate a Participant for election to the Board, and the stockholders of the Company may at any election fail or refuse to elect any Participant to the Board free from any liability or claim under this Plan or any Award or Account.

(j)	Cancellation. Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Administrator may cause any Award granted hereunder to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award on the date of cancellation.

SECTION 12.    EFFECTIVE DATE OF PLAN.

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

SECTION 13.    TERM OF THE PLAN.

No Award shall be granted or compensation deferred under the Plan after the seventh anniversary of the Effective Date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted or Account established prior to the termination of the Plan may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or Account, or to waive any conditions or rights thereunder, and the authority of the Board to amend the Plan, shall extend beyond such date.

DIRECTIONS AND OTHER ANNUAL MEETING INFORMATION

Directions

From DFW Airport:  Take the North Airport exit to 635E. Take 635E to the Greenville Avenue exit. Turn right on Greenville. Turn right on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the north entrance to the building.

From Love Field Airport:  Take Mockingbird Lane to 75N (Central Expressway). Travel north on 75 to the Forest Lane exit. Turn right on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the north entrance to the building.

Parking

There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

Security

Please be advised that TI’s security policy forbids weapons, cameras or audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

[TEXAS INSTRUMENTS LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 17, 2003

You are cordially invited to attend the 2003 annual meeting of stockholders on Thursday, April 17, 2003, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the adoption of a Texas Instruments 2003 Director Compensation Plan, the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003, a stockholder proposal regarding indexing of stock options, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 17, 2003

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DANIEL A. CARP, THOMAS J. ENGIBOUS, RUTH J. SIMMONS, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 17, 2003, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors and upon two board proposals, one stockholder proposal and other matters properly coming before the meeting. In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

If you participate in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, your proxy represents the number of TI shares allocable to your plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to a plan account and shares for which no voting instructions are received, your proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or its designee. The plans provide that the trustee will vote your shares in accordance with your instructions. If the trustee does not receive voting instructions for TI shares allocable to your plan account by April 14, 2003, those shares, and any other TI shares under those plans for which no voting instructions are received, will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting.

IMPORTANT—On the reverse side of this card are procedures on how to vote your shares.

Please consider voting by Internet or telephone.

[TEXAS INSTRUMENTS LOGO]

ATTN: DAVID ABELL

7839 CHURCHILL WAY

MS 3999

DALLAS, TX 75251

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 16, 2003.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 14, 2003.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions. Please have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Please have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple recorded instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Texas Instruments Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     X                TXINST         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS INSTRUMENTS INCORPORATED

The board of directors of Texas Instruments Incorporated recommends a vote FOR the election of directors and the two board proposals and a vote AGAINST the stockholder proposal.

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
				For All	Withold All	For All Except
Election of Directors
1. Election of Directors—Nominees:				☐	☐	☐
01) J.R. Adams, 02) D.L. Boren, 03) D.A. Carp,
04) T.J. Engibous, 05) G.W. Fronterhouse,
06) D.R. Goode, 07) W.R. Sanders, 08) R.J. Simmons

Vote On Proposals	For	Against	Abstain	If no contrary indication is made, this proxy will be voted FOR the election of each board nominee and the board proposals and AGAINST the stockholder proposal.

2. Board proposal to approve the Texas Instruments 2003 Director Compensation Plan.	☐	☐	☐

3. Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003.	☐	☐	☐

4. Stockholder proposal regarding indexing of stock options.	☐	☐	☐

NOTE:    Please sign exactly as your name appears above. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE: April 17, 2003

You are cordially invited to attend the 2003 annual meeting of stockholders on Thursday, April 17, 2003, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the adoption of a Texas Instruments 2003 Director Compensation Plan, the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003, a stockholder proposal regarding indexing of stock options, and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications on the Internet. This e-mail contains instructions for accessing TI’s 2003 Proxy Statement and Annual Report for 2002 and for voting your shares. Please read the instructions carefully before proceeding.

VOTING YOUR SHARES AND VIEWING THE PROXY MATERIALS-  Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposals to be voted on. You can enter your voting instructions and view the proxy materials at the following Internet site:

http://www.proxyvote.com

(or via the secure site at https://www.proxyvote.com)

Registered shares must be voted by 11:59 P.M. (Eastern Daylight Time) on April 16, 2003. Shares allocable to a TI benefit plan must be voted by 11:59 P.M. (Eastern Daylight Time) on April 14, 2003.

To enter your vote you will need the following:

CONTROL NUMBER: 012345678901

YOUR 4-DIGIT PIN NUMBER

If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

You may obtain your PIN, cancel your enrollment and change your e-mail address by visiting http://www.InvestorDelivery.com and entering your Investor Delivery Enrollment Number.

Your Investor Delivery Enrollment Number is: M012345678901

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings include other names or different spellings of your name, and you must vote under all e-mails and proxy cards to vote all shares.

You may also view the proxy materials at http://www.ti.com/corp/docs/investor/arprox03.shtml.

To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site: http://www.adobe.com/products/acrobat/readstep2.html

There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges for Internet access and telephone usage that must be borne by the stockholder.

PAPER COPIES-You may receive paper copies of the Proxy Statement and Annual Report by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Dear Texas Instruments Stockholder:

You are enrolled to view the Texas Instruments 2003 Proxy Statement and the 2002 Annual Report (which includes the 2002 audited financial statements) over the Internet instead of receiving copies in the mail. You can now access these materials over the Internet at the following address:

http://www.ti.com/corp/docs/investor/arprox03.shtml

You can also view the Proxy Statement and Annual Report, vote your shares and enroll to receive these materials electronically in future years, at the following address:

http://www.proxyvote.com

You may vote over the Internet, by telephone or by returning a properly executed proxy card. See the Proxy Statement and the enclosed proxy card for additional information about the voting procedures.

You may receive paper copies of the 2003 Proxy Statement and 2002 Annual Report by calling Texas Instruments Investor Relations at (972) 995-3773 or by writing to Texas Instruments Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199.

[LOGO OF TEXAS INSTRUMENTS]

Texas Instruments Incorporated

2003 Annual Meeting of Stockholders

Thursday, April 17, 2003

10:00 a.m.

(Dallas Time)

Texas Instruments Incorporated

12500 TI Boulevard

Dallas, Texas

Scroll down for proxy

information and to vote

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Texas Instruments Incorporated 2003 Annual Meeting of Stockholders

You are cordially invited to attend the 2003 annual meeting of stockholders on Thursday, April 17, 2003, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the adoption of a Texas Instruments 2003 Director Compensation Plan, the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003, a stockholder proposal regarding indexing of stock options, and such other matters as may properly come before the meeting.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 17, 2003

This proxy is solicited on behalf of the board of directors.

The stockholder submitting this proxy (“Stockholder”) hereby appoints DANIEL A. CARP, THOMAS J. ENGIBOUS, RUTH J. SIMMONS, or any one or more of them, the true and lawful attorneys of the Stockholder with power of substitution, to vote as proxies for the Stockholder at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 17, 2003, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the Stockholder would be entitled to vote if then personally present, in the election of directors and upon two board proposals, one stockholder proposal and other matters properly coming before the meeting. In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

If you participate in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, your proxy represents the number of TI shares allocable to your plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to your plan account and shares for which no voting instructions are received, your proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or its designee. The plans provide that the trustee will vote your shares in accordance with your instructions. If the trustee does not receive voting instructions for TI shares allocable to your plan account by April 14, 2003, those shares, and any other TI shares under those plans for which no voting instructions are received, will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting.

IMPORTANT — Below are procedures on how to vote your shares.

[LOGO OF TEXAS INSTRUMENTS]

Texas Instruments Incorporated

12500 TI Boulevard

Dallas, Texas

Board of Directors’ Recommendations:

The board of directors of Texas Instruments Incorporated recommends a vote FOR the election of directors and the two board proposals and AGAINST the stockholder proposal. Choose this option if you would like to vote your shares with the board of directors’ recommendations. Please refer to the proxy statement for the detailed recommendations. Please read them carefully.

Vote my shares in accordance with the Board of Directors’ Recommendations

Proposal 1: Election of Directors.

Nominees:

01) J.R. Adams, 02) D.L. Boren, 03) D.A. Carp, 04) T.J. Engibous, 05) G.W. Fronterhouse, 06) D.R. Goode, 07) W.R. Sanders, 08) R.J. Simmons

☐  For all nominees         ☐  Withhold all nominees

☐  For all EXCEPT those selected below:

01) ☐ J.R. Adams	02) ☐ D.L. Boren	03) ☐ D.A. Carp

04) ☐ T.J. Engibous	05) ☐ G.W. Fronterhouse	06) ☐ D.R. Goode

07) ☐ W.R. Sanders	08) ☐ R.J. Simmons

Proposal 2: Board proposal to approve the Texas Instruments 2003 Director Compensation Plan.

☐  For                            ☐  Against                            ☐  Abstain

Proposal 3: Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003.

☐  For                            ☐  Against                            ☐  Abstain

Proposal 4: Stockholder proposal regarding indexing of stock options.

☐  For                            ☐  Against                            ☐  Abstain

If no contrary indication is made, this proxy will be voted FOR the election of each board nominee and the board proposals and AGAINST the stockholder proposal.

Stockholder Preferences:

☐	Electronic Delivery of Proxy Materials: We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please check the box on the left.

☐	I plan to attend the Annual Meeting.

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